Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Michael A. Bender

SVP, Chief Financial Officer

(480) 315-6634

Investorrelations@spiritrealty.com

Press Release

Spirit Realty Capital Shareholders Approve Merger with Cole Credit Property Trust II

Scottsdale, AZ, June 12, 2013 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, today announced that its shareholders – at a special shareholders meeting held today – have approved the merger, pursuant to the definitive agreement, dated January 22, 2013, of Spirit Realty Capital with Cole Credit Property Trust II, Inc. (“CCPT II”). Approximately 86% of the outstanding shares of Spirit Realty Capital common stock voted with respect to the proposed merger and of those outstanding shares that voted, approximately 96% voted in favor of the merger.

Assuming completion of the merger, the combined company will create one of the largest publicly traded triple-net-lease REITs in the United States. Upon closing of the transaction, Spirit Realty Capital shareholders will receive a fixed exchange ratio of 1.9048 shares of common stock of the combined company for each share of Spirit Realty Capital common stock owned.

Upon the closing of the merger, the combined company, which will retain the Spirit Realty Capital name and is expected to trade on the New York Stock Exchange under the ticker symbol “SRC,” will own approximately 1,900 properties in 48 states. It will have a significantly enhanced scale and scope, a more broadly diversified portfolio of high-quality real estate assets and enhanced access to capital. The current management team of Spirit Realty Capital will lead the combined company. The closing of the merger remains subject to the satisfaction of other conditions but is expected to be completed in the third quarter of this year.

“I would like to thank our shareholders for their overwhelming support throughout this process and their recognition of the opportunity the combined company creates to accelerate Spirit Realty Capital’s business strategy,” said Thomas H. Nolan, Chairman and Chief Executive Officer of Spirit Realty Capital. “We look forward to completing the transaction and beginning to realize the value of this combination for our shareholders.”

About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Since that time, Spirit Realty Capital has invested over $4.3 billion to create a diverse portfolio of more than 1,200 properties in 18 industries located across 47 states. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the NYSE. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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Forward-Looking and Cautionary Statements

Statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Realty Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents as filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made, except as required by law.